SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G*

                    Under the Securities Exchange Act of 1934

                               (Amendment No. ___)

                                Ceres Group, Inc.
                                -----------------
                                (Name of Issuer)

                         Common Stock, $0.001 par value
                         ------------------------------
                         (Title of Class of Securities)

                                    156772105
                                    ---------
                                 (CUSIP Number)

                                January 29, 2003
                                ----------------
             (Date of Event Which Requires Filing of this Statement)

                 Check the appropriate box to designate the rule
                    pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------                              ------------------------
CUSIP No.  156772105                  13G               Page  2  of  10  Pages
                                                             ---    ----
--------------------------                              ------------------------
--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Orin S. Kramer
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]

                                                                      (b) [X]
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
              5    SOLE VOTING POWER

                   0
              ------------------------------------------------------------------
  NUMBER OF   6    SHARED VOTING POWER
   SHARES
BENEFICIALLY       1,879,027
  OWNED BY    ------------------------------------------------------------------
    EACH      7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON          0
    WITH      ------------------------------------------------------------------
              8    SHARED DISPOSITIVE POWER

                   1,879,027
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,879,027
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       N/A
--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       5.5%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------                              ------------------------
CUSIP No.  156772105                  13G               Page  3  of  10  Pages
                                                             ---    ----
--------------------------                              ------------------------
--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Kramer Spellman, L.P.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]

                                                                      (b) [X]
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
              5    SOLE VOTING POWER

                   0
              ------------------------------------------------------------------
  NUMBER OF   6    SHARED VOTING POWER
   SHARES
BENEFICIALLY       1,879,027
  OWNED BY    ------------------------------------------------------------------
    EACH      7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON          0
    WITH      ------------------------------------------------------------------
              8    SHARED DISPOSITIVE POWER

                   1,879,027
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,879,027
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       N/A
--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       5.5%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------                              ------------------------
CUSIP No.  156772105                  13G               Page  4  of  10  Pages
                                                             ---    ----
--------------------------                              ------------------------
--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Boston Provident Partners, L.P.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]

                                                                      (b) [X]
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
              5    SOLE VOTING POWER

                   0
              ------------------------------------------------------------------
  NUMBER OF   6    SHARED VOTING POWER
   SHARES
BENEFICIALLY       1,767,827
  OWNED BY    ------------------------------------------------------------------
    EACH      7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON          0
    WITH      ------------------------------------------------------------------
              8    SHARED DISPOSITIVE POWER

                   1,767,827
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,767,827
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       N/A
--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       5.2%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

This Schedule 13G (this "Schedule 13G") is filed with respect to the Common Stock (as defined in Item 2(d) below) of Ceres Group, Inc.

Item 1(a):             Name of Issuer:
----------             ---------------

     The name of the issuer is Ceres Group, Inc. (the "Company").

Item 1(b):             Address of Issuer's Principal Executive Offices:
----------             ------------------------------------------------

     The Company's principal executive office is located at 17800 Royalton Road, Cleveland, Ohio 44136-5197.

Item 2(a):             Name of Person Filing:
----------             ----------------------

     This statement is filed by:

     (i) Orin S. Kramer, a United States citizen ("Mr. Kramer"), with respect to shares of Common Stock indirectly beneficially owned by him;

     (ii) Kramer Spellman, L.P., a Delaware limited partnership (the "General Partner"), with respect to shares of Common Stock indirectly beneficially owned by it; and

     (iii) Boston Provident Partners, L.P., a Delaware limited partnership ("Boston Provident"), with respect to shares of Common Stock directly owned by it.

     The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 2(b):             Address of Principal Business Office or, if None,
----------             -------------------------------------------------
                       Residence:
                       ----------

     The address of the principal business office of each of the Reporting Persons is 237 Park Avenue, Suite 900, New York, NY 10017.

Item 2(c):             Citizenship:
----------             ------------

     Mr. Kramer is a citizen of the United States. The General Partner is organized under the laws of the State of Delaware. Boston Provident is organized under the laws of the State of Delaware.

Item 2(d):             Title of Class of Securities:
----------             -----------------------------

     Common Stock, $0.001 par value ("Common Stock")

Item 2(e):             CUSIP Number:
----------             -------------

     156772105

Item 3:                If this statement is filed pursuant to Rules 13d-1(b)
-------                -----------------------------------------------------
                       or 13d-2(b) or (c), check whether the person filing is a:
                       ---------------------------------------------------------

     (a) [ ] Broker or dealer registered under Section 15 of the Act,
     (b) [ ] Bank as defined in Section 3(a)(6) of the Act,
     (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act,
     (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,
     (e) [ ] Investment Adviser in accordance with Rule 13d-1 (b)(1)(ii)(E),
     (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with
             13d-1 (b)(1)(ii)(F),
     (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),
     (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,
     (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,
     (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4:                Ownership:
-------                ----------

     By virtue of the General Partner's position as general partner of Boston Provident and another investment fund (together with Boston Provident, the "Funds"), the General Partner possesses voting and dispositive control over the shares of Common Stock (the "Shares") held directly by the Funds and may therefore be deemed to have indirect beneficial ownership of the Shares. By virtue of his position as general partner of the General Partner, Mr. Kramer may be deemed to have indirect beneficial ownership of the Shares. The beneficial ownership of the Reporting Persons is reported herein as of the date of this
Schedule 13G.

     A. Orin S. Kramer
        --------------
     (a) Amount beneficially owned: 1,879,027
     (b) Percent of class: 5.5% The percentages used herein and in the rest of this statement are calculated based upon the 34,057,951 shares of Common Stock issued and outstanding as of November 1, 2002, as reflected in the Company's Form 10-Q for the period ending September 30, 2002, filed on November 14, 2002.
     (c) Number of shares as to which such person has:
            (i)    Sole power to vote or direct the vote: 0
            (ii)   Shared power to vote or direct the vote: 1,879,027
            (iii)  Sole power to dispose or direct the disposition: 0
            (iv)   Shared power to dispose or direct the disposition:  1,879,027

     B. Kramer Spellman, L.P.
        ---------------------
     (a) Amount beneficially owned: 1,879,027
     (b) Percent of class: 5.5%
     (c) Number of shares as to which such person has:
            (i)    Sole power to vote or direct the vote: 0
            (ii)   Shared power to vote or direct the vote: 1,879,027
            (iii)  Sole power to dispose or direct the disposition: 0
            (iv)   Shared power to dispose or direct the disposition:  1,879,027

     C. Boston Provident Partners, L.P.
        -------------------------------
     (a) Amount beneficially owned: 1,767,827
     (b) Percent of class: 5.2%
     (c) Number of shares as to which such person has:
            (i)    Sole power to vote or direct the vote: 0
            (ii)   Shared power to vote or direct the vote: 1,767,827
            (iii)  Sole power to dispose or direct the disposition: 0
            (iv)   Shared power to dispose or direct the disposition:  1,767,827

Item 5:                Ownership of Five Percent or Less of a Class:
-------                ---------------------------------------------

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

Item 6:                Ownership of More than Five Percent on Behalf of Another
-------                --------------------------------------------------------
                       Person:
                       -------

     Not applicable.

Item 7:                Identification and Classification of the Subsidiary
-------                ---------------------------------------------------
                       Which Acquired the Security Being Reported on by the
                       ----------------------------------------------------
                       Parent Holding Company:
                       -----------------------

     Not applicable.

Item 8:                Identification and Classification of Members of the
-------                ---------------------------------------------------
                       Group:
                       ------

     Not applicable.

Item 9:                Notice of Dissolution of Group:
-------                -------------------------------

     Not applicable.

Item 10:               Certification:
--------               --------------

     Each of the Reporting Persons hereby makes the following certification:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 6, 2003


                                        KRAMER SPELLMAN, L.P.


/s/ Orin S. Kramer
--------------------------              By:  /s/ Orin S. Kramer
Orin S. Kramer                               --------------------------
                                        Name:   Orin S. Kramer
                                        Title:  General Partner


                                        BOSTON PROVIDENT PARTNERS, L.P.

                                        By:   Kramer Spellman, L.P.,
                                                its General Partner


                                        By:  /s/ Orin S. Kramer
                                             --------------------------
                                        Name:   Orin S. Kramer
                                        Title:  General Partner





                               [SIGNATURE PAGE TO
                          SCHEDULE 13G WITH RESPECT TO
                               CERES GROUP, INC.]

                                  Exhibit Index
                                  -------------

EXHIBIT 1: Joint Acquisition Agreement, by and among Orin S. Kramer, Kramer Spellman, L.P. and Boston Provident Partners, L.P., dated February 6, 2003.